Exhibit 4.28

FIRST AMENDMENT TO THE

MANAGEMENT SERVICES AGREEMENT

This FIRST AMENDMENT TO THE MANAGEMENT SERVICES AGREEMENT (the “Amendment”) is entered into and made effective as of July 25, 2017 by and among Cellectis S.A. (“CLS”), Cellectis, Inc. (“CLI”) and Calyxt, Inc. (“CLX”), each a Party and together the Parties.

WHEREAS, CLS, CLI and CLX entered into that certain Management Services Agreement (the “Management Services Agreement”), dated January 1, 2016; and

WHEREAS, the Parties have agreed to amend the Management Services Agreement to revise the termination provision.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Management Services Agreement is hereby amended as follows:

1.	Section 2.1 is hereby amended to include the following at the end of the section:

Further, Provider shall not unilaterally increase the amount of Services provided to Beneficiary from the previous year without the Beneficiary’s prior written consent. If the Provider decides to decrease the amount of Services, it shall notify such decision to the Beneficiary at least ninety (90) days before such change and the Provider and the Beneficiary shall act with its best business efforts to allow for the smooth transition of Services to Beneficiary without disruption of the Beneficiary’s business and operations. Notwithstanding the foregoing, and subject to the prior written approval of Provider, Beneficiary may determine certain of the Services identified in Section 2.1((i)-(ix)) provided by Provider may become duplicative of those undertaken independently by Beneficiary and Beneficiary shall not be charged for any such Services that are deemed duplicative and identified as such in the Annual Budget as set forth in Section 4.2 below.

2.	Section 4 RENUMERATION shall be amended as follows:

4.1 Management Fees. Shall remain as stated.

4.2 shall be replaced with the following new provision:

4.2. Annual Budget. Prior to December 15 of each calendar year, Provider will mutually agree on the Services to be provided to the Beneficiary in the next following calendar year (“Annual Budget”); provided, however, that Provider will not be able to unilaterally increase the amount of services provided on the previous year without Beneficiary’s written consent. Provider will prepare an estimated budget of the Management Fees, Costs and Expenses, direct costs and mark-up provided and broken down by time and hourly cost by position and by month. The types of Services, Management Fees, Costs and Expenses, direct costs and mark-up provided or charged by Provider to Beneficiary in the Annual Budget shall be incorporated by December 15th annually into an amended Exhibit 1 to be attached hereto.

4.3 shall be replaced with the following new provision:

4.3. Variances to Annual Budget. The Parties acknowledge that from time-to-time additional services or purchases not contemplated in the Annual Budget and forecast may be required (including but not limited to: special projects, trait vetting, strategic analysis, additional support services, consulting and professional services, etc.) In the event that additional Services are requested or to be provided in excess of $50,000 that are not included in the then current Annual Budget, the CEO of the Provider and the CEO of the Beneficiary shall discuss the nature of the additional Services and the additional costs before any additional services are commenced. If approved, the costs of the additional Services shall be added to the Annual Budget and amend Exhibit 1 to include such additional services and be signed by both Parties.

4.4 shall be replaced with the following new provision new provision 4.4: [existing 4.4 Audit Rights to remain unchanged but renumbered as 4.7]

4.4 Semi-annual forecast. By June 15th of each calendar year, if the actual Services provided during the first half of the current year are materially different from the Services provided in the Annual Budget, Provider shall provide to Beneficiary a forecast of the Costs and Expenses of Management Services and direct costs for the remaining 6 months of the then current calendar year.

4.5 shall be replaced with the following new provision new provision 4.5: [existing 4.5 Taxes to remain unchanged but renumbered as 4.8]

4.5 Estimated quarterly payments. Non-final invoices and payments of the Management Fees, Costs and Expenses, direct costs and mark-up, performed by the Provider for the Beneficiary and as set forth on the quarterly estimates made by the Provider and provided to the Beneficiary per current Exhibit 1, shall be submitted and paid by the Beneficiary to Provider within five business days before the end of each calendar quarter.

New provision 4.6 shall be added to Section 4:

4.6 Quarterly reporting. By the fifteenth business day after the end of each calendar quarter, Provider will provide to Beneficiary

(i)

a statement of actual Costs and Expenses incurred in providing the Management Services during the past quarter, setting forth the basis for calculation in such detail as reasonable required (the “Final Quarterly Costs and Expenses”),

(ii)	a statement of direct costs incurred during the past quarter,

(iii)	the documents supporting such statements, and

(iv)

an invoice or a credit (as appropriate) corresponding to the difference between actual costs declared by the Provider as per Section 4.6(i), and the estimated costs initially paid as per section 4.5. Such invoice or credit shall be paid within 30 days after receipt.

4.7 Audit Rights to remain unchanged but renumbered from 4.4 of the Agreement.

4.8 Taxes to remain unchanged but renumbered from 4.5 of the Agreement.

3.	Section 5.4 is deleted in its entirety and replacing it with the following:

“5.4 This Agreement may be terminated:

(a)	by CLS, with respect to CLI or CLX, as applicable, effective upon written notice of termination to CLI or CLX, as applicable, if:

(i)

CLI or CLX, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30-day period and if, within such period, CLI or CLX, as applicable, provides reasonable evidence to CLS that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to CLS, acting reasonably, for CLI or CLX, as applicable, to remedy the same;

(ii)	CLI or CLX, as applicable, engages in any act of gross negligence, fraud or willful misconduct in performance of its obligations under this Agreement;

(iii)

CLI or CLX, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(iv)	CLI or CLX, as applicable, or substantially all of their respective assets, is acquired by an unrelated third party.

(b)	by CLI, with respect to CLS or CLX, as applicable, effective upon written notice of termination to CLS or CLX, as applicable, if:

(i)

CLS or CLX, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30-day period and if, within such period, CLS or CLX, as applicable, provides reasonable evidence to CLI that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to CLI, acting reasonably, CLS or CLX, as applicable, to remedy the same;

(ii)	CLS or CLX, as applicable, engages in any act of gross negligence, fraud or willful misconduct in performance of its obligations under this Agreement;

(iii)

CLS or CLX, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(iv)	CLS or CLX, as applicable, or substantially all of their respective assets, is acquired by an unrelated third party.

(c)	by CLX, with respect to CLS or CLI, as applicable, effective upon written notice of termination to CLS or CLI, as applicable, if:

(i)	CLS or CLI, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30-day period and if, within such period, CLS or CLI, as applicable, provides reasonable evidence to CLX that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to CLX, acting reasonably, CLS or CLI, as applicable, to remedy the same;

(ii)	CLS or CLI, as applicable, engages in any act of gross negligence, fraud or willful misconduct in performance of its obligations under this Agreement;

(iii)

CLS or CLI, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or

(iv)	CLS or CLI, as applicable, or substantially all of their respective assets, is acquired by an unrelated third party.”

4.	Section 5.5 shall be amended and replaced with the following:

Upon termination of this Agreement pursuant to sections 5.3 and 5.4 above, the Beneficiary shall surrender to the Provider all books, records, documents, information and other property that is solely that of the Provider, and not subject to any other license or agreement between the parties at the time of termination, except if such books, records, documents, information and other property are necessary for the Beneficiary to operate its current activities or to comply with applicable laws and regulations. For sake of clarity, Section 6 of the Agreement (Confidentiality) shall apply to such books, records, documents, information and other property.

5.	All other provisions of the Management Services Agreement not amended above shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

CELLECTIS S.A.

By:	/s/ David Sourdive
Name: David Sourdive
Title: Deputy Chief Executive Officer

CELLECTIS, INC.

By:	/s/ André Choulika
Name: André Choulika
Title: Chief Executive Officer

CALYXT, INC.

By:	/s/ Federico Tripodi
Name: Federico Tripodi
Title: Chief Executive Officer

[Signature Page to First Amendment to Management Services Agreement]